Exhibit 10.4

March 14, 2008

By Hand

Mr. C. Brian Coad
124 Kane Street
Brooklyn, New York  11231

Dear Brian:

This letter agreement (the “Agreement”) will confirm the terms of the  separation of your employment  from Broadpoint Securities Group, Inc. (“Broadpoint”; Broadpoint, together with all its other direct and indirect controlled affiliates, and its and their respective successors, past or current directors, officers and employees, collectively, are the “Company”).

1.             Separation.  Effective March 31, 2008, your employment with Broadpoint will cease, and you will relinquish all titles, offices and authority related to that employment.

2.             Severance Pay.  If you execute this Agreement, Broadpoint shall provide you with the following payments and benefits:

a.           as soon as practicable following the execution of this Agreement by you, but in any event on or before March 31, 2008, a lump sum cash payment in the amount of Four-Hundred Ninety-Four Thousand Four-Hundred Dollars ($494,400.00), less required tax withholdings;

b.           any unpaid salary accrued as of the date of the termination of your employment with the Company, payable as soon as practicable following the execution of this Agreement by you, but in any event on or before March 31, 2008;

c.           prompt reimbursement (but in any event on or before March 31, 2008, subject to your timely submission of appropriate documentation), in accordance with applicable Company policies for any business expenses incurred by you prior to the date of the termination of your employment with the Company;

d.           if you elect continued health insurance coverage under COBRA (including medical, dental and vision), the Company will pay the full cost of your current premiums as long as you are eligible for and maintain COBRA coverage, up to a maximum of eighteen months;

e.           any unvested restricted stock units awarded to you pursuant to the 2007 Incentive Compensation Plan Restricted Stock Units Agreement between you and First Albany Companies, Inc. dated September 21, 2007 (the “RSU Agreement”) shall continue to vest in accordance with and subject to the terms of paragraph 4(b) of the RSU Agreement and shall be settled in accordance with the RSU Agreement, provided however, that your engaging in the conduct set forth in paragraphs 4(d)(iii)(A) or 4(d)(iii)(E) (in respect of Sections 7.4(a) and 7.4(b) of the Company’s 2007 Incentive Compensation Plan) of the RSU Agreement shall not be considered a “Forfeiture Event” within the meaning of paragraph 4 of the RSU Agreement; and

f.           any vested or accrued benefits and entitlements under the plans, programs and arrangements of the Company in which you participated prior to the date of the termination of your employment, including, without limitation, the Company’s 401(k) plan and deferred compensation plan, in any case, in accordance with the terms and conditions of, and at the time set forth in, such plans, programs and arrangements.

3.	Release.

(a)           You have agreed that certain of the payments and benefits provided in this Agreement exceed any payment, benefit or other thing of value to which you would otherwise be entitled under any policy, plan or practice of the Company, and accept such  payments and benefits in full satisfaction of all claims for further compensation of any kind, including, without limitation, salary, bonus, and severance payments.

(b)           In exchange for the consideration provided for in this Agreement, you acknowledge by your signature below that you, for you yourself, your heirs, executors, administrators and assigns (collectively, “Releasor”) forever waive, release and discharge the Company and its parents, affiliates, heirs and assigns, and any and all current and former directors, officers, employees, agents, contractors and any and all employee pension or welfare benefit plans of the Company, including current and former trustees and administrators of these plans (each and all, including the Company, referred to as “Releasees”) from all claims, charges, liabilities, expenses or demands, in law or in equity, whether known or unknown, you ever had, now have or may have, against Releasees by reason of any actual or alleged act, omission, transaction, practice, conduct or occurrence, or other matter arising from the beginning of time to the date of this Agreement and arising from or relating to your employment with, or termination from employment with, the Company, including a release of any rights or claims you may have under any federal, state, city or local laws prohibiting discrimination on the basis of age, sex, race, disability, religion, national origin, sexual orientation or any other proscribed basis, or any rights or claims you may have under Title VII of the Civil Rights Act of 1964, as amended, and the Civil Rights Act of 1991, which prohibit discrimination in employment based upon race, sex, religion and national origin; the Americans with Disabilities Act of 1990, which prohibits discrimination based upon disability; the Age Discrimination in Employment Act, which prohibits discrimination on the basis of age; the Family and Medical Leave Act of 1993, which prohibits discrimination based on requesting or taking a family or medical leave; Section 1981 of the Civil Rights Act of 1866, which prohibits discrimination based upon race; Section 1985(3) of the Civil Rights Act of 1871 which prohibits conspiracies to discriminate; the Employee Retirement Income Security Act of 1974, which prohibits discrimination with regard to benefits; the New York State Human Rights Law, Executive Law §§ 296 et seq.; the New York City Human Rights Law, N.Y.C. Charter & Admin. Code §§ 8-101 et seq.; any federal, state or local laws against discrimination; any claim for attorneys fees; or any other federal, state, or local statute, or common law relating to employment, wages, hours, bonus, compensation or benefits or any other terms and conditions of employment, including without limitation any claims for breach of contract, breach of an implied covenant of good faith and fair dealing, intentional and/or negligent infliction of emotional distress, defamation, and wrongful discharge.  This includes a release by you of any claims in any way related to your employment with the Company.  Anything to the contrary notwithstanding in this Agreement, nothing herein shall release Company or any Releasee from any claims or damages based on (i) any right you may have to enforce this Agreement (including, without limitation, those Sections of the Employment Agreement which survive the execution and delivery of this Agreement as provided in Section 12 below), (ii) any right or claim that arises after the date of this Agreement, (iii) your eligibility for indemnification and advancement of expenses in accordance with applicable laws, the certificate of incorporation and by-laws of Company or this Agreement, or any applicable insurance policy or (iv) any right you may have to obtain contribution as permitted by law in the event of the entry of a judgment against you as a result of any act or failure to act for which you, on the one hand, and Company and/or any Releasee, on the other hand, are jointly liable.

(c)           For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Broadpoint, for itself and on behalf of the Releasees, forever waives, releases and discharges you and the Releasors from all claims, charges, liabilities, expenses or demands, in law or in equity, whether known or unknown, that Broadpoint and/or any Releasee ever had, now have or may have, against you and/or any Releasor by reason of any actual or alleged act, omission, transaction, practice, conduct or occurrence, or other matter arising from the beginning of time to the date of this Agreement and arising from or relating to your employment with, or termination from employment with, the Company.  Anything to the contrary notwithstanding in this Agreement, nothing herein shall release you or any Releasor from any claims or damages based on (i) any right Broadpoint may have to enforce this Agreement, (ii) any right or claim that arises after the date of this Agreement, (iii) any right that Broadpoint and/or any Releasee may have to obtain contribution as permitted by law in the event of the entry of a judgment against Broadpoint and/or any Releasee as a result of any act or failure to act for which Broadpoint and/or any Releasee, on the one hand, and you and/or any Releasor, on the other hand, are jointly liable(iv) your willful misconduct or gross negligence or (v) your violation of any securities law or act of theft or fraud.

4.           Confidential Information.  You agree that during your employment you had access to and possession of Confidential Information (as defined below) about the Company and its clients or prospective clients.  You agree that you will not use any such information for your personal benefit or disclose it to any third party.  Anything herein to the contrary notwithstanding, the provisions of this Section 4 shall not apply (i) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction to order you to disclose or make accessible any information, (ii) with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement, or (iii) as to Confidential Information that becomes generally known to the public or within the relevant trade or industry other than due to your violation of this Section 4 or (iv) in connection with any assistance provided by you pursuant to Section 7 below.  “Confidential Information” includes, by way of illustration and not limitation, (i) information with respect to any investments made or to be made by the Company and any transactions in which they have been, are or will be engaged, (ii) performance information, (iii) financial or other business information with respect to the Company, (iv) lists of the Company’s clients, prospects or vendors, (v) personal, financial and other business information or investments of clients or prospects, (vi) any information disclosed to the Company by any third party which, to your knowledge, the Company has agreed, or is otherwise obligated, to treat as confidential or proprietary, (vii) all databases, customer lists, vendor agreements, brokerage agreements, computer programs or enhancements to computer programs worked on or created by an employee of the Company or under license to the

Company, (viii) any work product, including research on particular companies or industries, created by an employee of the Company, and (ix) all personal, financial, or other information concerning the Company’s principals or employees.

5.           Company Property.  You further represent that you have returned or will return to the Company all Company property and equipment of any kind in your possession or control, including any credit cards, keys, building passes and identity cards, as well as any information stored in a computer or on disk, including any and all information or documents regarding the Company’s clients, and all Confidential Information.  Anything to the contrary notwithstanding, you shall be entitled to retain (i) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars and rolodexes, personal files and phone books, (ii) information showing your compensation or relating to reimbursement of expenses, (iii) information that you reasonably believe may be needed for tax purposes and (iv) copies of plans, programs and agreements relating to your employment, or termination thereof, with the Company.

6.           No Disparagement or Harm.  You agree not to make any comments or statements to the press, or to any individual or entity with whom the Company has a business relationship or any other person if such comment or statement could be reasonably likely to adversely affect the business reputation of the Company or that of any of its employees.  Broadpoint agrees, and agrees to cause members of the executive management of Broadpoint Securities Group, Inc. , not to make any comments or statements to the press, to any individual or entity with whom Broadpoint or any such person or entity has a business relationship or to any other person or entity if such comment or statement could be reasonably likely to adversely affect your reputation or that of any other Releasor.  Notwithstanding the foregoing, nothing in this paragraph shall prevent any person from (x) responding publicly to incorrect, disparaging or derogatory public statements to the extent reasonably necessary to correct or refute such public statement or (y) making any truthful statement to the extent (i) necessary with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement or (ii) required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction over such person.

7.           Cooperation.  You agree to make yourself available to the Company in any pending or future governmental or regulatory investigation, civil or administrative proceeding, or arbitration, subject to any privileges that you may have.  To the extent possible, Broadpoint, for itself and on behalf of the Company,  will try to limit your participation to regular business hours.  In any event, (i) in any matter subject to this Section 7, you shall not be required to act against your own legal interest and (ii) any request for such cooperation shall take into account your other personal and business commitments.  Broadpoint agrees to provide you reasonable notice, to the extent practicable, in the event your cooperation is required.  Broadpoint will reimburse you for all reasonable costs and expenses incurred by you in connection with such cooperation and any such proceeding or arbitration.  Such costs and expenses shall include, without limitation, travel costs and legal fees to the extent you reasonably believe that the subject matter of such cooperation may result in a claim against you.  Your entitlement to reimbursement of such costs and expenses, including legal fees, pursuant to this Section 7, shall in no way affect your rights to be indemnified and/or advanced expenses in accordance with the Company’s corporate or constituent documents, any applicable insurance policy, and/or in accordance with this Agreement.  Notwithstanding any other provision in this Agreement to the contrary, all expenses eligible for reimbursement hereunder shall be paid to you promptly in accordance with Broadpoint’s customary practices applicable to the reimbursement of expenses of such type,  but in any event by no later than December 31 of the calendar year following the calendar year in which such expenses were incurred. The  expenses  incurred by you in any calendar year that are eligible for reimbursement under this Agreement shall not affect the expenses incurred by you in any other calendar year that are eligible for reimbursement hereunder. Your right to receive any reimbursement hereunder shall not be subject to liquidation or exchange for any other benefit.

8.           Non-Solicit Covenant.  You agree that until one year from the date you execute this Agreement, you shall not, directly or indirectly, solicit for employment or hire anyone who then is or was an employee of the Company within the period of 180 days prior to the termination of your employment with the Company.  Anything to the contrary notwithstanding, Broadpoint agrees that the following shall not be deemed a violation of this Section 8 (i) your responding to an unsolicited request for an employment reference regarding any  former employee of the Company from such  former employee, or from a third party, by providing a reference setting forth his personal views about such  former employee or (ii) if an entity with which you are associated hires or engages any employee of the Company as aforesaid, if you were not, directly or indirectly, involved in hiring or soliciting such person as a potential recruit or assisting in the recruitment of such employee. For purposes hereof, you shall only be deemed to have been involved "indirectly" in hiring or soliciting an employee if you (x) direct a third party to solicit or hire the employee, (y) identify an employee to a third party as a potential recruit or (z) aid, assist or participate with a third party in soliciting or hiring an employee.

9.           No Liability.  You agree that neither this Agreement nor anything contained herein shall be construed as an admission by the Company that it has in any respect violated or abridged any federal, state, or local law or any right or obligation arising by statute, common law or equity, that it may owe or have owed to you.

10.         Agreement to Arbitrate.  The Agreement to Arbitrate entered into by you and the Company remains in full force and effect, and is hereby incorporated by reference as if fully set forth herein.  You and the Company agree that any dispute or claim arising between you and the Company respecting the terms of this Agreement shall be arbitrated in accordance with the terms of the Agreement to Arbitrate.

11.         Entire Agreement.  This Agreement, together with the Agreement to Arbitrate and the RSU Agreement (as modified hereby) and Sections 8, 9 and 18 of the Employment Agreement (which Sections shall survive the execution and delivery hereof and which are hereby incorporated herein by reference as if set forth in their entirety herein), is the entire agreement between you and the Company with respect to the subject matter hereof.  The Company makes no representations regarding its relationship with or obligations to you, and none it may have made in the past survive, except as set forth in this Agreement.  Except as explicitly set forth above, this Agreement supersedes all existing agreements, including, without limitation, the Employment Agreement and the Non-Compete and Non-Solicit Agreement dated May 12, 2007 between the Company and you, each of which is hereby terminated, whether written or oral, between you and the Company with respect to the subject matter hereof.

12.         Amendment.  This Agreement cannot be amended, supplemented, or modified nor may any provision hereof be waived, except by a written instrument executed by you and the Company.

13.         Enforceability.  If any provision of this Agreement is determined by a court of competent jurisdiction not to be enforceable in the manner set forth in this Agreement, you agree that it is the intention of the parties to this Agreement that such provision should be enforceable to the maximum extent possible under applicable law and that such provision shall be reformed to make it enforceable in accordance with the intent of the parties.  If any provisions of this Agreement are held to be invalid or unenforceable, such invalidation or unenforceability shall not affect the validity or enforceability of the other portions hereof.

14.         Legal Counsel.  You acknowledge that you have had an opportunity to consult with counsel before signing this Agreement.

15.         Full Understanding.  You acknowledge that you have read this Agreement carefully, fully understand the meaning of the terms of this Agreement, and are signing this Agreement knowingly and voluntarily.

16.         Choice of Law.  This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to agreements made to be performed in that state.

17.         Voluntary Execution.  You acknowledge that you have carefully read this Agreement and that you understand all of its terms including the full and final release of claims set forth in Section 3 above.  You further acknowledge that you have voluntarily entered into this Agreement; that you have not relied upon any representation or statement, written or oral, not set forth in this Agreement; that the only consideration for signing this Agreement is as set forth herein; that the consideration received for executing this Agreement is greater than that to which you would otherwise be entitled; and that this document gives you the opportunity and encourages you to have this Agreement reviewed by your attorney.

In order to signify your acceptance of this offer, please execute this Agreement where indicated, and return it to me, whereupon it shall become binding on the parties hereto and their respective heirs, successors and assigns.

Very truly yours, Broadpoint Securities Group, Inc.

By:	/s/ Lee Fensterstock
Name: Lee Fensterstock
Title: Chief Executive Officer

Understood and Agreed:

/s/ C. Brian Coad
C. Brian Coad

Date: 03/14/2008

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